Exhibit 99

Snap-on Announces Third Quarter 2009 Results

Sales of $581.8 million and EPS of $0.44 for the third quarter of 2009;

Financial Services transition on track;

Continued strong operating cash flow outpaces earnings;

Ongoing investment in strategic initiatives and product innovation

KENOSHA, Wis.--(BUSINESS WIRE)--October 29, 2009--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced operating results for the third quarter of 2009.

  Sales of $581.8 million declined 16.6% compared to a year ago; foreign currency translation contributed 3.0 percentage points of the sales decline.
  Gross profit of $260.5 million represented 44.8% of sales compared to 44.7% a year ago, with Rapid Continuous Improvement (RCI) offsetting the impact of lower production volume and capacity carrying costs.
  Operating earnings of $48.7 million include $4.7 million of restructuring costs and a loss of $5.3 million from Financial Services due to the July 16, 2009 termination of the financial services joint venture with The CIT Group, Inc. A year ago, operating earnings of $86.4 million included $1.4 million of restructuring costs and $4.8 million of income from Financial Services.
  Cash flow from operations of $80.1 million increased from $21.8 million in the third quarter of 2008 primarily due to improved working capital management, principally as a result of an increased emphasis on inventory reduction.
  Net earnings of $25.4 million declined $29.2 million from a year ago. The 2009 loss from Financial Services, when compared to the income earned in 2009, contributed $7.4 million of this decline. Higher after-tax interest expense and restructuring costs contributed another $6.4 million of the year-over-year net earnings decline.

“Snap-on’s third quarter performance showed some encouraging progress despite the continuing economic headwinds, which were particularly evident in Europe,” said Nick Pinchuk, Snap-on chairman, president and CEO. “Both the Commercial & Industrial and the Snap-on Tools Groups achieved sequential improvement, overcoming the usual seasonal declines and providing strong testimony to the power of Snap-on’s Value Creation processes. Besides the near-term progress in the quarter, the corporation also continued investing in important strategic areas such as the emerging market of China where, in September, we opened Snap-on’s new tool storage facility located in our Kunshan manufacturing complex. In addition, our ongoing efforts in connecting with customers and translating that insight into winning innovation, earned Snap-on, in the third quarter, three more Top 20 Tools Awards from MOTOR Magazine.”

“We simply cannot predict the timing or shape of an economic recovery,” said Pinchuk. “During this challenging period, however, Snap-on is aiming to balance its RCI and other value creation initiatives with those growth investments that will be decisive as we move forward. In that approach, we believe we are making quarter by quarter financial and strategic progress and will emerge from this turbulence in a stronger position. Finally, the third quarter, once again, demonstrated the extraordinary capability of our franchisees and associates worldwide. I thank them for their dedication to our team and their contributions to our progress.”

Commercial & Industrial Group operating earnings in the third quarter improved $10.8 million sequentially over second quarter 2009 levels on $9.0 million of higher sales.

Segment sales of $265.4 million in the quarter declined $72.7 million, or 21.5%, from 2008 levels due to the global economic downturn. Excluding $14.4 million of unfavorable currency translation, organic sales declined 17.2%.

Operating earnings of $10.9 million in the quarter declined $29.8 million from 2008 levels, with the majority of the decline resulting from continued lower sales as well as the effects of costs to carry manufacturing capacity in light of lower demand and inventory reduction efforts, primarily in Europe. Operating earnings in the quarter were also adversely impacted by $4.5 million of restructuring costs primarily to improve the segment’s cost structure in Europe.

Snap-on Tools Group operating earnings in the third quarter improved sequentially $2.6 million, or 9.3%, over second quarter 2009 levels on $11.7 million of seasonally lower sales.

Segment sales of $246.6 million in the quarter declined $22.9 million, or 8.5%, from 2008 levels. Excluding $3.9 million of unfavorable currency translation, organic sales declined 7.1%.

Operating earnings of $30.6 million, or 12.4% of sales, in the quarter, improved from $28.2 million, or 10.5% of sales, last year. The increase in year-over-year operating earnings was primarily driven by contributions from ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives and other cost reduction efforts of $13.4 million, and higher LIFO-related inventory benefits as a result of inventory reductions. These operating earnings improvements were partially offset by the impacts of lower sales and unfavorable currency movements. The stronger U.S. dollar decreased international margins on U.S. sourced products by $5.1 million and currency translation further reduced operating earnings by $0.4 million.

Diagnostics & Information Group operating earnings in the third quarter declined $2.0 million from second quarter 2009 levels on a $5.0 million sales decline.

Segment sales of $132.0 million in the quarter decreased $23.1 million, or 14.9%, from 2008 levels; excluding $3.6 million of unfavorable currency translation, organic sales declined 12.6%. The year-over-year organic sales decline is primarily due to lower essential tool and facilitation program sales to Original Equipment Manufacturer (OEM) dealerships, partially offset by increased sales of diagnostics and software products.

Operating earnings of $32.0 million, or 24.2% of sales, in the quarter, improved from $27.2 million, or 17.5% of sales, last year primarily due to a more favorable sales mix of higher-margin diagnostics and software products and contributions from RCI and other cost containment initiatives.

Financial Services revenues of $6.0 million in the quarter decreased $12.0 million from 2008 levels. As previously communicated, on July 16, 2009, Snap-on terminated its financial services operating agreement with The CIT Group, Inc. (CIT) relating to the parties’ U.S. Snap-on Credit LLC (SOC) joint venture. As a result, Snap-on has been providing financing for new SOC contract originations since July 16th and the new financing receivables are included on the company’s balance sheet. Snap-on records the interest yield on the new receivable portfolio over the life of the contracts as financial services revenue; previously, Snap-on sold new contract originations to CIT and recorded gains on the sale of the contracts as financial services revenue.

The change from recognizing gains on contract sales to recognizing the interest yield on the on-balance-sheet finance portfolio resulted in an expected third quarter operating loss of $5.3 million, as compared to operating income of $4.8 million in the third quarter of 2008. On a sequential basis, operating earnings in the third quarter declined $21.9 million from second quarter 2009 levels. Snap-on expects that operating income from financial services, which is before interest expense, will improve as the on-book finance portfolio grows.

Corporate expenses of $19.5 million in the quarter increased $5.0 million from prior-year levels due primarily to higher pension expense.

Outlook

The difficulties posed by the global economy continued in the third quarter of 2009, further challenging Snap-on’s sales.

Snap-on is continuously responding to the global macroeconomic challenges by furthering its RCI and cost reduction initiatives. In the first nine months of 2009, Snap-on incurred $15.3 million of restructuring costs and presently anticipates that full-year 2009 restructuring costs will be in a range of $20 million to $22 million. Snap-on is also continuing with its planned growth investments in China and Eastern Europe. Snap-on continues to expect that full-year capital expenditures will be in a range of $60 million to $70 million.

On July 16, 2009, Snap-on terminated the financial services operating agreement that it had with CIT relating to the parties’ SOC joint venture. SOC continues to service the pre-termination portfolio of contracts owned by CIT and, since July 16, 2009, Snap-on is providing financing for new contracts originated by SOC. New contract originations by SOC are included on the company’s balance sheet and SOC will record the interest yield on these receivables over the life of the contracts as financial services revenue; previously, SOC recorded gains on contracts sold to CIT as financial services revenue. As a result of this change in reporting financial services revenue, Snap-on anticipates that reported financial services revenue and operating income will, in the near term, decline compared to prior-year periods as the company builds its portfolio of on-book receivables. The company presently expects that operating income from financial services, which is before interest expense and which was a loss of $5.3 million in the third quarter, will be a loss of $3.0 million to $5.0 million in the fourth quarter of 2009. Snap-on estimates the incremental cash requirements for SOC will approximate $400 million over the next 12 months. Snap-on believes, based on current market conditions, that it has sufficient available cash on hand, cash flow from operating activities and available credit facilities, including access to public debt markets, to fund the financing needs of SOC.

Snap-on continues to expect approximately $3.0 million of higher year-over-year pension expense in the fourth quarter. For the first nine months of 2009, foreign currency effects reduced year-over-year operating earnings by $27.1 million, of which $5.8 million occurred in the third quarter. At current exchange rates, Snap-on expects a lessened impact on its fourth quarter year-over-year comparisons.

As a result of the above, Snap-on continues to expect that fourth quarter sales and earnings will be down year over year. The company anticipates that its fourth quarter effective income tax rate will approximate the year-to-date 2009 effective rate.

Snap-on is aggressively managing the balance between investing and capturing strategic growth opportunities with the need for cost reduction actions beyond those already implemented; presently, the current economic uncertainty makes it extremely difficult to predict this balance as the company continually adjusts to the challenging business environment.

Conference Call and Webcast October 29, 2009, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, October 29, 2009, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.9 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 3, 2009, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Caution Regarding Forward-Looking Statements” in its fiscal 2009 Quarterly Reports on Form 10-Q, which are incorporated herein by reference. Snap-on-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
	2009	2008	2009	2008

Net sales	$ 581.8	$ 697.8	$ 1,744.4	$ 2,185.5
Cost of goods sold	(321.3)	(385.6)	(971.2)	(1,200.9)
Gross profit	260.5	312.2	773.2	984.6
Operating expenses	(206.5)	(230.6)	(611.2)	(721.7)
Operating earnings before financial services	54.0	81.6	162.0	262.9

Financial services revenue	6.0	18.0	51.6	61.7
Financial services expenses	(11.3)	(13.2)	(30.3)	(33.3)
Operating earnings (loss) from financial services	(5.3)	4.8	21.3	28.4

Operating earnings	48.7	86.4	183.3	291.3
Interest expense	(12.8)	(6.8)	(33.0)	(25.1)
Other income (expense) – net	0.2	1.0	1.0	3.3
Earnings before income taxes and equity earnings	36.1	80.6	151.3	269.5
Income tax expense	(10.3)	(26.8)	(46.2)	(89.6)
Earnings before equity earnings	25.8	53.8	105.1	179.9
Equity earnings, net of tax	0.6	1.2	0.5	3.2
Net earnings	26.4	55.0	105.6	183.1
Net earnings attributable to noncontrolling interests	(1.0)	(0.4)	(8.0)	(5.0)
Net earnings attributable to Snap-on Inc.	$ 25.4	$ 54.6	$ 97.6	$ 178.1

Net earnings per share attributable to Snap-on Inc.:
Basic	$ 0.44	$ 0.95	$ 1.69	$ 3.10
Diluted	0.44	0.94	1.69	3.06

Weighted-average shares outstanding:
Basic	57.7	57.5	57.6	57.5
Effect of dilutive options	0.1	0.7	0.2	0.7
Diluted	57.8	58.2	57.8	58.2

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
	2009	2008	2009	2008

Net sales:
Commercial & Industrial Group	$ 265.4	$ 338.1	$ 781.6	$ 1,082.5
Snap-on Tools Group	246.6	269.5	747.3	851.6
Diagnostics & Information Group	132.0	155.1	401.5	474.9
Segment net sales	644.0	762.7	1,930.4	2,409.0
Intersegment eliminations	(62.2)	(64.9)	(186.0)	(223.5)
Total net sales	$ 581.8	$ 697.8	$ 1,744.4	$ 2,185.5
Financial Services revenue	6.0	18.0	51.6	61.7
Total revenues	$ 587.8	$ 715.8	$ 1,796.0	$ 2,247.2

Operating earnings (loss):
Commercial & Industrial Group	$ 10.9	$ 40.7	$ 29.0	$ 128.2
Snap-on Tools Group	30.6	28.2	79.7	97.9
Diagnostics & Information Group	32.0	27.2	91.7	78.6
Financial Services	(5.3)	4.8	21.3	28.4
Segment operating earnings	68.2	100.9	221.7	333.1
Corporate	(19.5)	(14.5)	(38.4)	(41.8)
Operating earnings	$ 48.7	$ 86.4	$ 183.3	$ 291.3
Interest expense	(12.8)	(6.8)	(33.0)	(25.1)
Other income (expense) – net	0.2	1.0	1.0	3.3
Earnings before income taxes
and equity earnings	$ 36.1	$ 80.6	$ 151.3	$ 269.5

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Oct. 3,	Jan. 3,
	2009	2009

Assets
Cash and cash equivalents	$ 709.0	$ 115.8
Trade and other accounts receivable – net	397.9	462.2
Contract receivables – net	34.6	22.8
Finance receivables – net	75.9	37.1
Inventories – net	286.2	359.2
Deferred income tax assets	61.0	64.1
Prepaid expenses and other assets	94.1	79.5
Total current assets	1,658.7	1,140.7

Property and equipment – net	346.6	327.8
Deferred income tax assets	71.3	77.2
Long-term contract receivables – net	49.6	38.0
Long-term finance receivables – net	109.4	29.3
Goodwill	820.2	801.8
Other intangibles – net	210.5	218.3
Other assets	71.0	77.2
Total Assets	$ 3,337.3	$ 2,710.3

Liabilities and Shareholders' Equity
Accounts payable	$ 112.0	$ 126.0
Notes payable and current maturities of long-term debt	167.0	12.0
Accrued benefits	38.9	41.7
Accrued compensation	55.6	78.3
Franchisee deposits	41.2	46.9
Deferred subscription revenue	20.9	22.3
Income taxes	6.5	15.4
Other accrued liabilities	200.5	204.9
Total current liabilities	642.6	547.5

Long-term debt	902.4	503.4
Deferred income tax liabilities	101.4	95.0
Retiree health care benefits	55.5	57.5
Pension liabilities	219.9	209.1
Other long-term liabilities	85.0	93.3
Total Liabilities	2,006.8	1,505.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.:
Common stock	67.3	67.2
Additional paid-in capital	157.7	155.5
Retained earnings	1,509.5	1,463.7
Accumulated other comprehensive income (loss)	(27.1)	(106.5)
Treasury stock at cost	(392.4)	(393.4)
Total Shareholders' Equity attributable to Snap-on Inc.	1,315.0	1,186.5
Noncontrolling interests	15.5	18.0
Total Shareholders' Equity	1,330.5	1,204.5
Total Liabilities and Shareholders' Equity	$ 3,337.3	$ 2,710.3

Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	Oct. 3,	Sept. 27,
	2009	2008

Operating activities:
Net earnings	$ 26.4	$ 55.0
Adjustments to reconcile net earnings to net cash provided
(used) by operating activities:
Depreciation	12.2	12.2
Amortization of other intangibles	6.1	6.3
Provision for losses on finance receivables	3.1	-
Stock-based compensation expense	3.1	3.9
Excess tax benefits from stock-based compensation	-	(0.3)
Deferred income tax provision (benefit)	(3.2)	6.9
Loss on sale of assets	0.1	-
Loss on mark to market for cash flow hedges	-	0.1
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in trade and other accounts receivable	12.2	(7.6)
(Increase) decrease in contract receivables	(17.6)	(1.1)
(Increase) decrease in inventories	26.0	(23.0)
(Increase) decrease in prepaid and other assets	(16.9)	(9.5)
Increase (decrease) in accounts payable	3.6	(8.2)
Increase (decrease) in accruals and other liabilities	25.0	(12.9)
Net cash provided by operating activities	80.1	21.8

Investing activities:
Additions to finance receivables	(146.9)	-
Collections of finance receivables	33.7	-
Capital expenditures	(14.7)	(15.0)
Acquisition of business – net of cash acquired	(8.1)	-
Proceeds from disposal of property and equipment	0.2	-
Other	9.5	(0.4)
Net cash used by investing activities	(126.3)	(15.4)

Financing activities:
Proceeds from issuance of long-term debt	248.2	-
Net decrease in short-term borrowings	(0.1)	(6.6)
Purchase of treasury stock	-	(3.5)
Proceeds from stock purchase and option plans	0.7	2.3
Cash dividends paid	(17.4)	(17.4)
Excess tax benefits from stock-based compensation	-	0.3
Other	(1.9)	(1.7)
Net cash provided (used) by financing activities	229.5	(26.6)

Effect of exchange rate changes on cash and cash equivalents	1.3	(2.1)
Increase (decrease) in cash and cash equivalents	184.6	(22.3)

Cash and cash equivalents at beginning of period	524.4	140.6
Cash and cash equivalents at end of period	$ 709.0	$ 118.3

Supplemental cash flow disclosures:
Cash paid for interest	$ (21.2)	$ (11.6)
Net cash paid for income taxes	(16.6)	(24.6)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Nine Months Ended
	Oct. 3,	Sept. 27,
	2009	2008

Operating activities:
Net earnings	$ 105.6	$ 183.1
Adjustments to reconcile net earnings to net cash provided
(used) by operating activities:
Depreciation	37.0	36.6
Amortization of other intangibles	18.4	18.4
Provision for losses on finance receivables	3.1	-
Stock-based compensation (income) expense	(1.1)	11.9
Excess tax benefits from stock-based compensation	-	(5.7)
Deferred income tax provision	15.0	23.3
Loss (gain) on sale of assets	0.5	(0.1)
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in trade and other accounts receivable	68.7	(17.2)
(Increase) decrease in contract receivables	(15.5)	(4.8)
(Increase) decrease in inventories	88.5	(62.5)
(Increase) decrease in prepaid and other assets	(16.2)	4.3
Increase (decrease) in accounts payable	(15.4)	(1.5)
Increase (decrease) in accruals and other liabilities	(38.2)	(13.2)
Net cash provided by operating activities	250.4	172.6

Investing activities:
Additions to finance receivables	(146.9)	-
Collections of finance receivables	33.7	-
Capital expenditures	(48.3)	(48.3)
Acquisitions of businesses – net of cash acquired	(8.1)	(13.8)
Proceeds from disposal of property and equipment	0.3	7.7
Other	12.7	(5.5)
Net cash used by investing activities	(156.6)	(59.9)

Financing activities:
Proceeds from issuance of long-term debt	545.9	-
Net increase (decrease) in short-term borrowings	4.1	(7.3)
Purchase of treasury stock	-	(69.8)
Proceeds from stock purchase and option plans	4.1	41.3
Cash dividends paid	(51.8)	(52.3)
Excess tax benefits from stock-based compensation	-	5.7
Other	(5.3)	(4.6)
Net cash provided (used) by financing activities	497.0	(87.0)

Effect of exchange rate changes on cash and cash equivalents	2.4	(0.4)
Increase in cash and cash equivalents	593.2	25.3

Cash and cash equivalents at beginning of year	115.8	93.0
Cash and cash equivalents at end of period	$ 709.0	$ 118.3

Supplemental cash flow disclosures:
Cash paid for interest	$ (35.1)	$ (30.0)
Net cash paid for income taxes	(40.0)	(52.6)

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
For the three months ended October 3, 2009, and September 27, 2008
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
	2009	2008	2009	2008

Net sales	$ 581.8	$ 697.8	$ -	$ -
Cost of goods sold	(321.3)	(385.6)	-	-
Gross profit	260.5	312.2	-	-
Operating expenses	(206.5)	(230.6)	-	-
Operating earnings before financial services	54.0	81.6	-	-

Financial services revenue	-	-	6.0	18.0
Financial services expenses	-	-	(11.3)	(13.2)
Operating earnings (loss) from financial services	-	-	(5.3)	4.8

Operating earnings (loss)	54.0	81.6	(5.3)	4.8
Interest expense	(12.8)	(6.8)	-	-
Intersegment interest income (expense) – net	0.4	(0.6)	(0.4)	0.6
Other income (expense) – net	0.7	1.0	(0.5)	-
Earnings (loss) before income taxes and equity earnings	42.3	75.2	(6.2)	5.4
Income tax benefit (expense)	(12.9)	(24.7)	2.6	(2.1)
Earnings (loss) before equity earnings	29.4	50.5	(3.6)	3.3
Financial services – Net earnings (loss)
attributable to Snap-on Inc.	(3.3)	4.1	-	-
Equity earnings, net of tax	0.6	1.2	-	-
Net earnings (loss)	26.7	55.8	(3.6)	3.3
Net (earnings) loss attributable to noncontrolling interests	(1.3)	(1.2)	0.3	0.8
Net earnings (loss) attributable to Snap-on Inc.	$ 25.4	$ 54.6	$ (3.3)	$ 4.1

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
For the nine months ended October 3, 2009, and September 27, 2008
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Nine Months Ended		Nine Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
	2009	2008	2009	2008

Net sales	$ 1,744.4	$ 2,185.5	$ -	$ -
Cost of goods sold	(971.2)	(1,200.9)	-	-
Gross profit	773.2	984.6	-	-
Operating expenses	(611.2)	(721.7)	-	-
Operating earnings before financial services	162.0	262.9	-	-

Financial services revenue	-	-	51.6	61.7
Financial services expenses	-	-	(30.3)	(33.3)
Operating earnings from financial services	-	-	21.3	28.4

Operating earnings	162.0	262.9	21.3	28.4
Interest expense	(33.0)	(25.1)	-	-
Intersegment interest income (expense) – net	0.3	(1.8)	(0.3)	1.8
Other income (expense) – net	1.6	3.3	(0.6)	-
Earnings before income taxes and equity earnings	130.9	239.3	20.4	30.2
Income tax expense	(40.8)	(79.5)	(5.4)	(10.1)
Earnings before equity earnings	90.1	159.8	15.0	20.1
Financial services – Net earnings
attributable to Snap-on Inc.	10.7	18.5	-	-
Equity earnings, net of tax	0.5	3.2	-	-
Net earnings	101.3	181.5	15.0	20.1
Net earnings attributable to noncontrolling interests	(3.7)	(3.4)	(4.3)	(1.6)
Net earnings attributable to Snap-on Inc.	$ 97.6	$ 178.1	$ 10.7	$ 18.5

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	October 3, 2009
		Financial
	Operations*	Services

Assets
Cash and cash equivalents	$ 656.1	$ 52.9
Intersegment receivables	2.6	0.2
Trade and other accounts receivable – net	397.8	0.1
Contract receivables – net	8.9	25.7
Finance receivables – net	-	75.9
Inventories – net	286.2	-
Deferred income tax assets	60.8	0.2
Prepaid expenses and other assets	85.9	8.2
Total current assets	1,498.3	163.2

Property and equipment – net	345.1	1.5
Investment in Financial Services	172.9	-
Deferred income tax assets	71.3	-
Long-term contract receivables – net	11.7	37.9
Long-term finance receivables – net	-	109.4
Goodwill	820.2	-
Other intangibles – net	210.5	-
Other assets	69.9	1.1
Total Assets	$ 3,199.9	$ 313.1

Liabilities and Shareholders' Equity
Accounts payable	$ 110.2	$ 1.8
Intersegment payables	0.4	2.4
Notes payable and current maturities of long-term debt	167.0	-
Accrued benefits	38.5	0.4
Accrued compensation	52.8	2.8
Franchisee deposits	41.2	-
Deferred subscription revenue	20.9	-
Income taxes	2.2	4.3
Other accrued liabilities	166.9	33.6
Total current liabilities	600.1	45.3

Long-term debt and intersegment long-term debt	810.6	91.8
Deferred income tax liabilities	101.0	0.4
Retiree health care benefits	55.5	-
Pension liabilities	219.9	-
Other long-term liabilities	82.3	2.7
Total Liabilities	1,869.4	140.2

Total Shareholders' equity attributable to Snap-on Inc.	1,315.0	172.9
Noncontrolling interests	15.5	-
Total Shareholders' Equity	1,330.5	172.9
Total Liabilities and Shareholders' Equity	$ 3,199.9	$ 313.1
*	Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen, 262/656-6462
or
Media:
Richard Secor, 262/656-5561
www.snapon.com